Exhibit 99.1
Motorola to Explore Structural and Strategic Realignment of its Businesses to Enhance Shareholder Value
Company will evaluate alternatives to accelerate the ability of its Mobile Device Business to recapture growth and profitability in an expanding global market
SCHAUMBURG, Ill., — January 31, 2008 — Motorola, Inc. (NYSE: MOT) today announced it is exploring the structural and strategic realignment of its businesses to better equip its Mobile Devices business to recapture global market leadership and to enhance shareholder value. The company’s alternatives may include the separation of Mobile Devices from its other businesses in order to permit each business to grow and better serve its customers.
“All of our businesses have exceptional people, products and intellectual property and the ability to achieve category leadership in their markets,” said Greg Brown, President and Chief Executive Officer. “We are exploring ways in which our Mobile Devices Business can accelerate its recovery and retain and attract talent while enabling our shareholders to realize the value of this great franchise.”
The company does not intend to discuss developments with respect to the exploration of strategic alternatives unless or until its Board of Directors has approved a definitive transaction or the process is otherwise complete. There can be no assurance that any transaction will occur or, if one is undertaken, its terms or timing.
About Motorola
Motorola is known around the world for innovation in communications. The company develops technologies, products and services that make mobile experiences possible. Our portfolio includes communications infrastructure, enterprise mobility solutions, digital set-tops, cable modems, mobile devices and Bluetooth accessories. Motorola is committed to delivering next generation communication solutions to people, businesses and governments. A Fortune 100 company with global presence and impact, Motorola had sales of US $36.6 billion in 2007. For more information about our company, our people and our innovations, please visit http://www.motorola.com.
Business Risks
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include , but are not limited to possible actions related to the company’s Mobile Devices business. Motorola cautions the reader that the risk factors below, as well as those on pages 16 through 24 in Item 1A of Motorola’s 2006 Annual Report on Form 10-K and in its other SEC filings, could cause Motorola’s actual results to differ materially from those estimated or predicted in the forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to market conditions in general and applicable to possible alternatives for the businesses, and tax and regulatory matters. Motorola undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.
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Media Contact:
Jennifer Erickson
Motorola, Inc.
+1-847-435-5320
jennifer.erickson@motorola.com
Investor Relations Contact:
Dean Lindroth
Motorola, Inc.
+1-847-576-6899
dean.lindroth@motorola.com